Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2023 Results
ATLANTA, July 27, 2023 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended June 30, 2023.
“Strong third quarter results were highlighted by an improved sales pace, higher backlog conversion and lower sales concessions,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “These factors and careful management of overheads allowed us to generate $73 million in Adjusted EBITDA and $1.42 of earnings per diluted share.”
Commenting on current market conditions, Mr. Merrill said, “While home affordability remains quite challenging, homebuyer demand has remained surprisingly resilient. We believe the strength of the economy and the lack of existing homes for sale have contributed to this favorable new home sales environment. From a production perspective, supply chain issues continue to improve, which allowed us to reduce construction cycle times and increase the share of our home starts that met the Department of Energy’s Zero Energy Ready standards.”
Looking further out, Mr. Merrill concluded, “We remain confident in the multi-year outlook for our Company and industry. Powerful demographic trends and a persistent undersupply of homes should provide support for new home sales, even when we encounter more challenging economic conditions. With a dedicated operating team, a growing community count and a more efficient and less leveraged balance sheet, we have the resources to create durable value for our stakeholders in the years ahead.”
Beazer Homes Fiscal Third Quarter 2023 Highlights and Comparison to Fiscal Third Quarter 2022
•Net income from continuing operations of $43.8 million, or $1.42 per diluted share, compared to net income from continuing operations of $54.3 million, or $1.76 per diluted share, in fiscal third quarter 2022
•Adjusted EBITDA of $72.8 million, down 17.5%
•Homebuilding revenue of $570.5 million, up 9.0% on a 7.1% increase in home closings to 1,117 and a 1.8% increase in average selling price to $510.8 thousand
•Homebuilding gross margin was 20.2%, down 490 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 23.4%, down 470 basis points
•SG&A as a percentage of total revenue was 11.5%, down 30 basis points
•Net new orders of 1,200, up 29.7% on a 28.3% increase in orders per community per month to 3.2 and a 1.1% increase in average community count to 124
•Backlog dollar value of $1.0 billion, down 36.4% on a 35.4% decrease in backlog units to 1,941 and a 1.6% decrease in average selling price of homes in backlog to $520.3 thousand
•Unrestricted cash at quarter end was $276.1 million; total liquidity was $541.1 million
The following provides additional details on the Company's performance during the fiscal third quarter 2023:
Profitability. Net income from continuing operations was $43.8 million, generating diluted earnings per share of $1.42. This included the impact of energy efficiency tax credits of $5.7 million or $0.18 per share compared to $2.7 million of such credits or $0.09 per share in the prior year quarter. Third quarter adjusted EBITDA of $72.8 million was down $15.5 million, or 17.5%, primarily due to lower gross margin.
Orders. Net new orders for the third quarter were 1,200, up 29.7% from 925 in the prior year quarter primarily driven by a 28.3% increase in sales pace to 3.2 orders per community per month, up from 2.5 in the prior year quarter. The cancellation rate for the quarter was 16.1%, down from 17.0% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of June 30, 2023 was $1.0 billion, representing 1,941 homes, compared to $1.6 billion, representing 3,003 homes, at the same time last year. The average selling price (ASP) of homes in backlog was $520.3 thousand, down 1.6% versus the prior year quarter. Backlog units, although down year-over-year, have been growing for two consecutive quarters driven by strong sales.

Homebuilding Revenue. Third quarter homebuilding revenue was $570.5 million, up 9.0% year-over-year. The increase in homebuilding revenue was driven by a 7.1% increase in home closings to 1,117 homes, as well as an 1.8% increase in the average selling price to $510.8 thousand. The increase in home closings was due to higher backlog conversion rates as a result of improved cycle times, partially offset by lower beginning backlog.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 23.4% for the third quarter, down from 28.1% in the prior year quarter. Although down versus the prior year quarter, homebuilding gross margin was strong by historical standards and exceeded expectations, in part due to higher than expected spec home margins, as well as reduced build costs and lower closing cost incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.5% for the quarter, down 30 basis points year-over-year as a result of the Company's continued focus on overhead cost management while benefiting from higher revenue on higher closings.
Land Position. Controlled lots decreased 8.8% to 22,719, compared to 24,899 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 22,061, down 8.6% year-over-year in part due to timing of home closings and new land deals. As of June 30, 2023, the Company controlled 52.2% of its total active lots through option agreements compared to 52.1% as of June 30, 2022.
Liquidity. At the close of the third quarter, the Company had $541.1 million of available liquidity, including $276.1 million of unrestricted cash and $265.0 million of remaining capacity under the unsecured revolving credit facility.
Debt Repurchases. During the quarter, the Company repurchased $5.0 million of its outstanding 6.750% unsecured Senior Notes due March 2025.
Commitment to ESG Initiatives
The Company remains committed to ensuring that by the end of 2025 every new Beazer home will be Zero Energy Ready, which will meet the requirements of the U.S. Department of Energy’s Zero Energy Ready Home program. By the end of the third quarter, the Company had Zero Energy Ready homes under construction in every division, consisting of 11% of new home starts in the quarter.

In April, Beazer Homes earned the 2023 Top Workplaces Culture Excellence recognition for Leadership, Purpose and Values, Compensation and Benefits, Work-Life Flexibility and Innovation, awarded by Energage, the employee engagement platform powered by 16 years of experience surveying data from more than 27 million employees across 70,000 organizations. The Top Workplaces awards are based solely on employee feedback.

Summary results for the three and nine months ended June 30, 2023 are as follows:

Three Months Ended June 30,
2023	2022	Change*
New home orders, net of cancellations	1,200	925	29.7%
Orders per community per month	3.2	2.5	28.3%
Average active community count	124	123	1.1%
Active community count at quarter-end	125	124	0.8%
Cancellation rates	16.1%	17.0%	(90)	bps

Total home closings	1,117	1,043	7.1%
Average selling price (ASP) from closings (in thousands)	$510.8	$501.7	1.8%
Homebuilding revenue (in millions)	$570.5	$523.2	9.0%
Homebuilding gross margin	20.2%	25.1%	(490) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	20.3%	25.1%	(480) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	23.4%	28.1%	(470) bps

Income from continuing operations before income taxes (in millions)	$50.1	$67.5	(25.8)%
Expense from income taxes (in millions)	$6.2	$13.2	(52.5)%
Income from continuing operations, net of tax (in millions)	$43.8	$54.3	(19.3)%
Basic income per share from continuing operations	$1.44	$1.78	(19.1)%
Diluted income per share from continuing operations	$1.42	$1.76	(19.3)%

Net income (in millions)	$43.8	$54.3	(19.3)%

Land acquisition and land development spending (in millions)	$131.6	$159.5	(17.5)%

Adjusted EBITDA (in millions)	$72.8	$88.2	(17.5)%
LTM Adjusted EBITDA (in millions)	$325.4	$302.8	7.5%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2023	2022		Change*
New home orders, net of cancellations	2,863	3,357		(14.7)%
LTM orders per community per month	2.4	3.1		(22.6)%
Cancellation rates	21.5%	13.5%	800	bps

Total home closings	3,013	3,140		(4.0)%
ASP from closings (in thousands)	$516.6	$470.4		9.8%
Homebuilding revenue (in millions)	$1,556.6	$1,477.2		5.4%
Homebuilding gross margin	19.4%	23.3%		(390) bps
Homebuilding gross margin, excluding I&A	19.5%	23.3%		(380) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.6%	26.5%		(390) bps

Income from continuing operations before income taxes (in millions)	$118.4	$163.6		(27.6)%
Expense from income taxes (in millions)	$15.5	$29.7		(47.8)%
Income from continuing operations, net of tax (in millions)	$102.9	$133.9		(23.1)%
Basic income per share from continuing operations	$3.39	$4.39		(22.8)%
Diluted income per share from continuing operations	$3.36	$4.35		(22.8)%

Net income (in millions)	$102.9	$133.9		(23.2)%

Land acquisition and land development spending (in millions)	$359.3	$422.8		(15.0)%

Adjusted EBITDA (in millions)	$182.1	$226.7		(19.7)%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of June 30,
	2023	2022	Change
Backlog units	1,941	3,003	(35.4)%
Dollar value of backlog (in millions)	$1,009.8	$1,588.0	(36.4)%
ASP in backlog (in thousands)	$520.3	$528.8	(1.6)%
Land and lots controlled	22,719	24,899	(8.8)%
Conference Call
The Company will hold a conference call on July 27, 2023 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 11:59 PM ET on August 3, 2023 at 800-568-3652 (for international callers, dial 203-369-3289) with pass code “3740”.
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•continued increases in mortgage interest rates and reduced availability of mortgage financing due to, among other factors, additional actions by the Federal Reserve to address sharp increases in inflation;
•other economic changes nationally and in local markets, including changes in consumer confidence, wage levels, declines in employment levels, and an increase in the number of foreclosures, each of which is outside our control and affects the affordability of, and demand for, the homes we sell;
•continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•financial institution disruptions, such as recent bank failures;
•potential negative impacts of public health emergencies such as the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option agreement abandonments;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive; decreased revenues; decreased land values underlying land option agreements; increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures; not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters);
•the success of our ESG initiatives, including our ability to meet our goal that by 2025 every home we build will be Net Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future; and
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2023	2022	2023	2022
Total revenue	$572,544	$526,666	$1,561,380	$1,489,321
Home construction and land sales expenses	455,485	394,201	1,255,356	1,138,771
Inventory impairments and abandonments	315	—	616	935
Gross profit	116,744	132,465	305,408	349,615
Commissions	19,473	16,277	51,883	48,668
General and administrative expenses	46,464	45,760	129,891	129,057
Depreciation and amortization	2,907	3,189	8,440	9,101
Operating income	47,900	67,239	115,194	162,789
(Loss) gain on extinguishment of debt, net	(18)	86	(533)	(78)
Other income, net	2,176	137	3,759	859
Income from continuing operations before income taxes	50,058	67,462	118,420	163,570
Expense from income taxes	6,241	13,150	15,488	29,685
Income from continuing operations	43,817	54,312	102,932	133,885
Gain (loss) from discontinued operations, net of tax	—	12	(77)	(4)
Net income	$43,817	$54,324	$102,855	$133,881
Weighted-average number of shares:
Basic	30,395	30,512	30,335	30,480
Diluted	30,860	30,872	30,649	30,806
Basic income per share:
Continuing operations	$1.44	$1.78	$3.39	$4.39
Discontinued operations	—	—	—	—
Total	$1.44	$1.78	$3.39	$4.39
Diluted income per share:
Continuing operations	$1.42	$1.76	$3.36	$4.35
Discontinued operations	—	—	—	—
Total	$1.42	$1.76	$3.36	$4.35

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2023	2022	2023	2022
Capitalized interest in inventory, beginning of period	$113,886	$112,686	$109,088	$106,985
Interest incurred	18,027	18,728	53,891	55,292
Capitalized interest amortized to home construction and land sales expenses	(17,504)	(15,679)	(48,570)	(46,542)
Capitalized interest in inventory, end of period	$114,409	$115,735	$114,409	$115,735

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$276,125	$214,594
Restricted cash	39,540	37,234
Accounts receivable (net of allowance of $284 and $284, respectively)	33,195	35,890
Income tax receivable	—	9,606
Owned inventory	1,741,651	1,737,865
Deferred tax assets, net	141,761	156,358
Property and equipment, net	28,927	24,566
Operating lease right-of-use assets	16,156	9,795
Goodwill	11,376	11,376
Other assets	29,867	14,679
Total assets	$2,318,598	$2,251,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$136,813	$143,641
Operating lease liabilities	17,665	11,208
Other liabilities	138,207	174,388
Total debt (net of debt issuance costs of $6,142 and $7,280, respectively)	981,128	983,440
Total liabilities	1,273,813	1,312,677
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,339,214 issued and outstanding and 30,880,138 issued and outstanding, respectively)	31	31
Paid-in capital	862,500	859,856
Retained earnings	182,254	79,399
Total stockholders’ equity	1,044,785	939,286
Total liabilities and stockholders’ equity	$2,318,598	$2,251,963

Inventory Breakdown
Homes under construction	$719,231	$785,742
Land under development	785,752	731,190
Land held for future development	19,879	19,879
Land held for sale	16,764	15,674
Capitalized interest	114,409	109,088
Model homes	85,616	76,292
Total owned inventory	$1,741,651	$1,737,865

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2023	2022	2023	2022
Closings:
West region	634	666	1,775	1,934
East region	253	212	644	709
Southeast region	230	165	594	497
Total closings	1,117	1,043	3,013	3,140

New orders, net of cancellations:
West region	705	576	1,584	2,063
East region	251	192	667	712
Southeast region	244	157	612	582
Total new orders, net	1,200	925	2,863	3,357

	As of June 30,
Backlog units:	2023	2022
West region	1,066	1,782
East region	433	614
Southeast region	442	607
Total backlog units	1,941	3,003
Aggregate dollar value of homes in backlog (in millions)	$1,009.8	$1,588.0
ASP in backlog (in thousands)	$520.3	$528.8

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2023	2022	2023	2022
Homebuilding revenue:
West region	$326,883	$324,074	$930,166	$883,453
East region	132,863	112,237	338,763	354,948
Southeast region	110,789	86,918	287,697	238,765
Total homebuilding revenue	$570,535	$523,229	$1,556,626	$1,477,166

Revenue:
Homebuilding	$570,535	$523,229	$1,556,626	$1,477,166
Land sales and other	2,009	3,437	4,754	12,155
Total revenue	$572,544	$526,666	$1,561,380	$1,489,321

Gross profit:
Homebuilding	$115,493	$131,549	$302,195	$344,255
Land sales and other	1,251	916	3,213	5,360
Total gross profit	$116,744	$132,465	$305,408	$349,615

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternative to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2023		2022		2023		2022
Homebuilding gross profit/margin	$115,493	20.2%	$131,549	25.1%	$302,195	19.4%	$344,255	23.3%
Inventory impairments and abandonments (I&A)	315		—		616		495
Homebuilding gross profit/margin excluding I&A	115,808	20.3%	131,549	25.1%	302,811	19.5%	344,750	23.3%
Interest amortized to cost of sales	17,504		15,679		48,570		46,542
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$133,312	23.4%	$147,228	28.1%	$351,381	22.6%	$391,292	26.5%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30,(a)
in thousands	2023	2022	2023	2022	2023	2022
Net income	$43,817	$54,324	$102,855	$133,881	$189,678	$182,242
Expense from income taxes	6,241	13,152	15,466	29,683	39,050	28,597
Interest amortized to home construction and land sales expenses and capitalized interest impaired	17,504	15,679	48,570	46,542	74,086	68,380
EBIT	67,562	83,155	166,891	210,106	302,814	279,219
Depreciation and amortization	2,907	3,189	8,440	9,101	12,699	12,583
EBITDA	70,469	86,344	175,331	219,207	315,513	291,802
Stock-based compensation expense	1,989	1,983	5,247	6,515	7,210	9,428
Loss (gain) on extinguishment of debt	18	(86)	533	78	146	490
Inventory impairments and abandonments(b)	315	—	616	935	2,205	1,092
Severance expenses	—	—	335	—	335	—
Adjusted EBITDA	$72,791	$88,241	$182,062	$226,735	$325,409	$302,812
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."